Calculation of the Registration Fee

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)(2)
Notes	$2,200,000	$67.54

(1) Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

(2) Pursuant to Rule 457(p) under the Securities Act of 1933, filing fees have already been paid with respect to unsold securities that were previously registered pursuant to a Registration Statement on Form S-3 (No. 333-134553) filed by Lehman Brothers Holdings Inc. and the other Registrants thereto on May 30, 2006, and have been carried forward, of which $67.54 is offset against the registration fee due for this offering and of which $1,564,740.16 remains available for future registration fees. No additional registration fee has been paid with respect to this offering.

Filed Pursuant to Rule 424(b)(2)
Registration No. 333-134553

PRICING SUPPLEMENT NO. 440
(To prospectus dated May 30, 2006 and prospectus supplement dated May 30, 2006)

U.S.$2,200,000
LEHMAN BROTHERS HOLDINGS INC.
MEDIUM-TERM NOTES, SERIES I
FX Basket-Linked Notes
Due October 31, 2008

Because these notes are part of a series of Lehman Brothers Holdings’ debt securities called Medium-Term Notes, Series I, this pricing supplement should also be read with the accompanying prospectus supplement, dated May 30, 2006 (the “MTN prospectus supplement”) and the accompanying prospectus dated May 30, 2006 (the “base prospectus”).  Terms used here have the meanings given to them in the MTN prospectus supplement or the base prospectus, unless the context requires otherwise.

General:		•	The Additional Amount is a single U.S. dollar amount
equal to the principal amount of the notes multiplied by:
•	Senior unsecured obligations of Lehman Brothers
	Holdings Inc.		(A) 0.00%, if the Basket Return is less than or equal to
0.0; or
•	CUSIP: 52517P6D8
(B) 10.00%, if the Basket Return is greater than 0.0.
•	ISIN: US52517P6D81
		•	Settlement Rate: For each Reference Currency, the
•	The notes are designed for investors who believe that the		Reference Exchange Rate on the Valuation Date
	Reference Currencies will have appreciated relative to the		determined in accordance with the applicable Settlement
	U.S. dollar on the Valuation Date.		Rate Option (as defined in “Description of the Notes”
below) subject to the occurrence of a Disruption Event
•	Reference Currency: Each of the Brazilian Real (BRL),		(as defined in “Description of the Notes” below).
Hungarian Forint (HUF), Indian Rupee (INR), Indonesian
	Rupiah (IDR), Mexican Peso (MXN) and Turkish Lira	•	Reference Exchange Rates: The spot exchange rate for
	(TRY) (collectively, the “Reference Currencies”).		each of the Reference Currencies quoted against the U.S.
dollar expressed as the number units of the Reference
•	Basket: The Basket will be comprised of the six		Currency per USD 1.
Reference Currencies. Each of the BRL, HUF, INR, IDR,
	MXN and TRY makes up a portion of the Basket with a	•	Basket Return: The sum of the Weighted Currency
	weighting (the “Weighting”), on the date of this pricing		Returns.
supplement, of 16.67%, 16.67%, 16.67%, 16.67%,
	16.66% and 16.66%, respectively.	•	Weighted Currency Returns: For each Reference
Currency, the product of the Weighting for such
•	Maturity Date: October 31, 2008		Reference Currency times a quotient, the numerator of
which is the difference of the Initial Reference Currency
•	Valuation Date: October 27, 2008; provided that, upon		Rate for such Reference Currency minus the Settlement
	the occurrence of a Disruption Event (as defined in		Rate for such Reference Currency and the denominator of
	“Description of the Notes” below) with respect to a		which is the Initial Reference Currency Rate for such
	Reference Currency, the Valuation Date for the affected		Reference Currency.
Reference Currency may be postponed (as described in
	“Description of the Notes” below).	•	Initial Reference Currency Amounts:

•	The notes are 100% principal protected if held to		Reference	Initial Reference Currency
	maturity.		Currency	Rate
			BRL	1.8409
•	Denominations: U.S.$1,000 and whole multiples of		HUF	176.40
	U.S.$1,000 in excess thereof.		IDR	9140
			INR	39.75
Payments:			MXN	10.9438
			TRY	1.2157
•	No interest payments during the term of the notes.

•	Each note will receive a single U.S. dollar payment
on the Maturity Date equal to the principal amount
of the notes plus the Additional Amount, if any,
which payment is linked to the Basket Return.

Investing in the notes involves risks.  Risk Factors begin on page S-4 of the MTN prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this pricing supplement or any accompanying prospectus supplement or prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Note	Total
Public offering price(1)	100.00%	U.S.$2,200,000
Underwriting discount(2)	1.00%	U.S.$22,000
Proceeds to Lehman Brothers Holdings Inc.	99.00%	U.S.$2,178,000

(1) The price to public includes the cost of hedging the Issuer’s obligations under the notes through one or more of the Issuer’s affiliates, which includes the Issuer’s affiliates expected cost of providing such hedge as well as the profit the Issuer’s affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge.

(2) Lehman Brothers Inc. will receive commissions equal to $10.00 per $1,000 principal amount, or 1.00%, and may use all or a portion of these commissions to pay selling concessions or fees to other dealers. Lehman Brothers Inc. and/or an affiliate may earn additional income as a result of payments pursuant to any hedges.

The notes are expected to be ready for delivery in book-entry form only through The Depository Trust Company on or about October 3, 2007.

Lehman Brothers Inc., a wholly owned subsidiary of Lehman Brothers Holdings, makes a market in Lehman Brothers Holdings’ securities.  It may act as principal or agent in, and this pricing supplement may be used in connection with, those transactions.  Any such sales will be made at varying prices related to prevailing market prices at the time of sale.

LEHMAN BROTHERS

September 27, 2007

SUMMARY INFORMATION—Q&A

This summary highlights selected information from this pricing supplement, the MTN prospectus supplement and the base prospectus to help you understand the notes. You should carefully read this pricing supplement, the MTN prospectus supplement and the base prospectus to understand fully the terms of the notes and the tax and other considerations that are important to you in making a decision about whether to invest in the notes. You should pay special attention to the “Risk Factors” section on page S-4 of the MTN prospectus supplement to determine whether an investment in the notes is appropriate for you.

What are the notes?

The notes will be a series of our senior debt that are linked to a basket (the “Basket”) that measures the performance of the Brazilian Real (BRL), Hungarian Forint (HUF), Indian Rupee (INR), Indonesian Rupiah (IDR), Mexican Peso (MXN) and Turkish Lira (TRY) relative to the U.S. dollar (USD).  We refer to BRL, HUF, INR, IDR, MXN and TRY as the Reference Currencies. Each of the BRL, HUF, INR, IDR, MXN and TRY makes up a portion of the Basket with a Weighting, on the date of this pricing supplement, of 16.67%, 16.67%, 16.67%, 16.67%, 16.66% and 16.66%.

The notes will rank equally with all other unsecured debt of Lehman Brothers Holdings Inc., except subordinated debt, and will mature on October 31, 2008 (or if such day is not a New York business day, the next succeeding New York business day).

What payments will I receive on the notes before maturity?

None. Unlike ordinary debt securities, the notes do not pay interest before maturity.

What will I receive if I hold the notes until the stated maturity date?

We have designed this type of note for investors who want to protect their investment by receiving at least the principal amount of their investment at maturity and who also want to participate in a possible increase in the value of the Reference Currencies relative to the U.S. dollar. At maturity, you will receive a payment equal to the sum of:

•          the principal amount of the notes; and

•          the Additional Amount, if any.

As a result, if you hold the notes until maturity, you will not receive less than the principal amount.

How will the Additional Amount be calculated?

The Additional Amount is a single U.S. dollar amount equal to the principal amount of the notes multiplied by:

(A) 0.00%, if the Basket Return is less than or equal to 0.0; or

(B) 10.00%, if the Basket Return is greater than 0.0.

The Basket Return is the sum of the Weighted Currency Returns. The Weighted Currency Return for each Reference Currency is the product of the Weighting for such Reference Currency times a quotient, the numerator of which is the difference of the Initial Reference Currency Rate for such Reference Currency minus the Settlement Rate for such Reference Currency and the denominator of which is the Initial Reference Currency Rate for such Reference Currency.

The Initial Reference Currency Rate for each Reference Currency is as follows:

Reference Currency	Initial Reference Currency Rate
BRL	1.8409
HUF	176.40
IDR	9140
INR	39.75
MXN	10.9438
TRY	1.2157

The Settlement Rate for each Reference Currency is the Reference Exchange Rate on the Valuation Date observed in accordance with the applicable Settlement Rate Option (as defined in “Description of the Notes” below), subject to the occurrence of a Disruption Event (as defined in “Description of the Notes” below).

The Valuation Date is October 27, 2008; provided that, upon the occurrence of a Disruption Event with respect to a Reference Currency, the Valuation Date for the affected Reference Currency may be postponed (as described in “Description of the Notes” below).

The Reference Exchange Rates are the spot exchange rate for each of the Reference Currencies quoted against the U.S. dollar expressed as the number units of the Reference Currency per USD 1.

For further information concerning the calculation of the Additional Amount, see “Description of the Notes” below.  You can review hypothetical Redemption Amount payment examples under

“Description of the Notes—Hypothetical Redemption Amount Payment Examples” below.

How will I be able to find the Basket Return at any point in time?

You can obtain the Basket Return at any time by calling your Lehman Brothers sales representative.

You can review the historical performance of the Brazilian Real, Hungarian Forint, Indian Rupee, Indonesian Rupiah, Mexican Peso and Turkish Lira under “Historical Exchange Rates” below.

Are there any risks associated with my investment?

Yes, the notes will be subject to a number of risks. See “Risk Factors” beginning on page S-4 of the MTN prospectus supplement.

What about taxes?

We intend to treat the notes as contingent payment debt instruments as described under “Certain United States Federal Income Tax Consequences” below and “Supplemental United States Federal Income Tax Consequences—Contingent Payment Debt Instruments” in the MTN prospectus supplement.

What happens in the event of a Disruption Event?

If the Calculation Agent determines that a Disruption Event (as defined in “Description of the Notes” below) relating to one or more of the Reference Currencies is in effect on the scheduled Valuation Date, the Calculation Agent will determine the Basket Return using:

•          for each Reference Currency that did not suffer a Disruption Event on the scheduled Valuation Date, the Settlement Rate on the scheduled Valuation Date, and

•          for each Reference Currency that did suffer a Disruption Event on the scheduled Valuation Date, the Settlement Rate on the immediately succeeding scheduled Valuation Business Day for such Reference Currency on which no Disruption Event occurs or is continuing with respect to such Reference Currency;

provided however that if a Disruption Event has occurred or is continuing with respect to a Reference Currency on each of the three scheduled Valuation Business Days following the scheduled Valuation Date, then (a) such third scheduled Valuation Business Day shall be deemed the Valuation Date for the affected Reference Currency; and (b) the Calculation Agent will determine the Settlement Rate for the affected Reference Currency on such day in accordance with the Fallback Rate Observation Methodology, as defined under “Description of the Notes—Currency-Indexed Notes” in the MTN prospectus supplement.

Who is Lehman Brothers Holdings?

Lehman Brothers Holdings Inc. and its subsidiaries (collectively “Lehman Brothers Holdings”) an innovator in global finance, serves the financial needs of corporations, governments and municipalities, institutional clients and high-net-worth clients worldwide. Lehman Brothers Holdings’ worldwide headquarters in New York and regional headquarters in London and Tokyo are complemented by offices in additional locations in North America, Europe, the Middle East, Latin America and the Asia Pacific region. See “Prospectus Summary—Lehman Brothers Holdings Inc.” and “Where You Can Find More Information” on pages 1 and 58, respectively, of the base prospectus.

You may request a copy of any document Lehman Brothers Holdings files with the Securities and Exchange Commission, or the SEC, pursuant to the Securities and Exchange Act of 1934, at no cost, by writing or telephoning Lehman Brothers Holdings at the address set forth under the caption “Where You Can Find More Information” in the base prospectus.

What is the role of Lehman Brothers Inc.?

Lehman Brothers Inc., one of our subsidiaries, will be the agent and the calculation agent for purposes of determining whether the Additional Amount is payable on the Maturity Date as well as determining whether a Disruption Event has occurred.  Potential conflicts of interest may exist between Lehman Brothers Inc. and you as a beneficial owner of the notes. See “Risk Factors—An affiliate of ours may act as calculation agent on the notes, creating a potential conflict of interest between you and us” in the MTN prospectus supplement and “Description of the Notes” below.

Can you tell me more about the effect of hedging activity by Lehman Brothers Holdings?

We expect to hedge our obligations under the notes through one or more of our affiliates. This hedging activity will likely involve trading in the Reference Currencies or in other instruments, such as options, swaps or futures, based on the Reference Currencies. This hedging activity could adversely affect the price at which your notes will trade in the secondary market. Moreover, this hedging activity may result in us or our affiliates receiving a profit, even if the market value of the notes declines.

In what form will the notes be issued?

The notes of each series will be represented by one or more global securities that will be deposited with and registered in the name of The Depository Trust Company or its nominee. Except in very limited circumstances you will not receive a certificate for your notes.

Will the notes be listed on a stock exchange?

No, the notes will not be listed on a stock exchange.

After the initial offering of the notes, Lehman Brothers Inc. intends to make a market in the notes and may stabilize or maintain the market price of the notes during the initial distribution of the notes.  However, Lehman Brothers Inc. will not be obligated to engage in any of these market activities or to continue them once they are begun. No assurance can be given as to the liquidity of the trading market for the notes.

RISK FACTORS

An investment in the notes entails certain risks not associated with an investment in conventional floating rate or fixed rate medium-term notes. See “Risk Factors” generally, and “Risk Factors—Risks Relating to Currency-Indexed Notes” specifically, in the MTN prospectus supplement.

DESCRIPTION OF THE NOTES

The U.S.$2,200,000 aggregate principal amount of FX Basket-Linked Notes Due October 31, 2008 offered hereby are Medium-Term Notes, Series I, of Lehman Brothers Holdings Inc.  The CUSIP number for the notes is 52517P6D8 and the ISIN number is US52517P6D81. The notes will be issued in book-entry form only, and will be eligible for transfer through the facilities of DTC or any successor depository. See “Book-Entry Procedures and Settlement” in the base prospectus.

The notes will be issued in minimum denominations of U.S.$1,000 and in integral multiples of U.S.$1,000 in excess thereof, and will have a stated “Maturity Date” of October 31, 2008 or if such day is not a New York business day, the next succeeding New York business day.

The notes allow you to hold via a single basket a long position in the Brazilian Real (BRL), Hungarian Forint (HUF), Indian Rupee (INR), Indonesian Rupiah (IDR), Mexican Peso (MXN) and Turkish Lira (TRY), in each case, relative to the U.S. dollar (“USD”). Each of the BRL, HUF, INR, IDR, MXN and TRY (each a “Reference Currency” and, collectively, the “Reference Currencies”) makes up a portion of the “Basket” with a weighting, on the date of this pricing supplement, of 16.67%, 16.67%, 16.67%, 16.67%, 16.66% and 16.66%.

If held to the Maturity Date, holders of the notes will receive on the Maturity Date a single payment in U.S. dollars in an amount equal to the Redemption Amount as described below. No interest will accrue during the term of the notes and no interest will be payable on the Maturity Date except in the event that the Redemption Amount is not paid when due, as described below.

The “Redemption Amount” for each note will be an amount equal to the sum of the principal amount of each note plus the Additional Amount, if any.  The Additional Amount is linked to the Basket Return, which in turn is based on whether the Reference Currencies have in aggregate appreciated relative to the USD on the Valuation Date. Holders of the notes will receive on the Maturity Date an amount equal to not less than the principal amount of each note, notwithstanding a depreciation in aggregate of the Reference Currencies relative to the USD.

The “Additional Amount” is a single U.S. dollar amount equal to the principal amount of the notes multiplied by:

(A) 0.00%, if the Basket Return is less than or equal to 0.0; or

(B) 10.00%, if the Basket Return is greater than 0.0.

The “Basket Return” is the sum of the Weighted Currency Returns. The “Weighted Currency Return” for each Reference Currency is the product of the Weighting for such Reference Currency times a quotient, the numerator of which is the difference of the Initial Reference Currency Rate for such Reference Currency minus the Settlement Rate for such Reference Currency and the denominator of which is the Initial Reference Currency Rate for such Reference Currency.

The “Initial Reference Currency Rate” for each Reference Currency is the Reference Exchange Rate for such Reference Currency determined by the Calculation Agent on the date hereof, as follows:

Reference Currency	Weighting	Initial Reference Currency Rate
BRL	16.67%	1.8409
HUF	16.67%	176.40
IDR	16.67%	9140
INR	16.67%	39.75
MXN	16.66%	10.9438
TRY	16.66%	1.2157

The “Settlement Rate” for each Reference Currency is the Reference Exchange Rate on the Valuation Date, determined in accordance with the applicable Settlement Rate Option (subject to the occurrence of a Disruption Event).

The “Valuation Date” is October 27, 2008; provided that, upon the occurrence of a Disruption Event with respect to a Reference Currency, the Valuation Date for the affected Reference Currency may be postponed (as described below).

The “Reference Exchange Rates” are the spot exchange rates for each of the Reference Currencies quoted against the USD expressed as number of currency units per USD 1.

The “Trade Date” is the date hereof.

The “Issue Date” is October 3, 2007.

The “Settlement Rate Option” and “Valuation Business Day” for each Reference Currency are as follows:

Reference Currency	Screen Reference	Valuation Business Day
BRL	BRFR	Brazilia, Rio de Janiero or São Paulo
HUF	The EUR/HUF fixing rate on ECB37 divided by the EUR/USD fixing rate on ECB37	TARGET
INR	RBIB	Mumbai
IDR	ABSIRFIX01	Singapore
MXN	USDMXNFIX=	Mexico City
TRY	The EUR/TRY fixing rate on ECB37 divided by the EUR/USD fixing rate on ECB37	TARGET

For further information concerning the Settlement Rate Option and Valuation Business Day, see “Description of the Notes—Currency-Indexed Notes” in, and Appendix A to, the MTN prospectus supplement.

If a Disruption Event relating to one or more of the Reference Currencies is in effect on the scheduled Valuation Date, the Calculation Agent will determine the Basket Return using:

•       for each Reference Currency that did not suffer a Disruption Event on the scheduled Valuation Date, the Settlement Rate on the scheduled Valuation Date, and

•       for each Reference Currency that did suffer a Disruption Event on the scheduled Valuation Date, the Settlement Rate on the immediately succeeding scheduled Valuation Business Day for such Reference Currency on which no Disruption Event occurs or is continuing with respect to such Reference Currency;

provided however that if a Disruption Event has occurred or is continuing with respect to a Reference Currency on each of the three scheduled Valuation Business Days following the scheduled Valuation Date, then (a) such third scheduled Valuation Business Day shall be deemed the Valuation Date for the affected Reference Currency; and (b) the Calculation Agent will determine the Settlement Rate for the affected Reference Currency on such day in accordance with the Fallback Rate Observation Methodology, as defined under “Description of the Notes—Currency-Indexed Notes” in the MTN prospectus supplement.

A “Disruption Event” means any of the following events as determined in good faith by the Calculation Agent:

(A)      the occurrence and/or existence of an event on any day that has the effect of preventing or making impossible (x) the delivery of USD from accounts inside the country for which a Reference Currency is the lawful currency (such jurisdiction with respect to such Reference Currency, the “Reference Currency Jurisdiction”) for that Reference Currency to accounts outside that Reference Currency Jurisdiction; or (y) for MXN and TRY only, the conversion of the Reference Currency into USD through customary legal channels;

(B)        the occurrence of any event causing the Reference Exchange Rate for the Reference Currency to be split into dual or multiple currency exchange rates; or

(C)        the Settlement Rate being unavailable for the Reference Currency, or the occurrence of an event (i) in the Reference Currency Jurisdiction for that Reference Currency that materially disrupts the market for the Reference Currency or (ii) that generally makes it impossible to obtain the Settlement Rate for the Reference Currency, on the Valuation Date.

For purposes of the above, “scheduled Valuation Business Day” means a day that is or, in the judgment of the Calculation Agent, should have been, a Valuation Business Day for the affected Reference Currency.

The notes are not subject to redemption at our option or to repayment at the option of the Holders of the notes prior to the Maturity Date.

In case an event of default (as described in the base prospectus) with respect to any note shall have occurred and be continuing, the amount that may be declared due and payable upon any acceleration of the notes will be determined by the Calculation Agent for the period from and including the Issue Date to but excluding the date of early repayment and will equal, for each note, the Redemption Amount, calculated as though the date of early repayment were the Maturity Date. If a bankruptcy proceeding is commenced in respect of Lehman Brothers Holdings, the claim of the beneficial owner of a note for the period from and including the Issue Date to but excluding the date of early repayment will be capped at the Redemption Amount, calculated as though the date of the commencement of the proceeding were the Maturity Date.

Any overdue payment in respect of any note will bear interest until the date upon which all sums due in respect of such note are received by or on behalf of the relevant Holder, at the rate per annum that is the rate for deposits in U.S. dollars for a period of six months that appears on the Reuters Screen LIBOR page as of 11:00 a.m. (London time) on the first London business day following such failure to pay. Such rate will be determined by the Calculation Agent.  If interest in respect of overdue amounts is calculated for a period of less than one year, it will be calculated on the basis of a 360-day year consisting of 12 months of 30 days each, and, in the case of an incomplete month, the number of days elapsed.

The “Calculation Agent” means Lehman Brothers Inc.

Hypothetical Redemption Amount Payment Examples

The following payment examples for this note show scenarios for the Redemption Amount payable at maturity of the notes, including scenarios under which an Additional Amount will or will not be payable, based on the Initial Reference Currency Rates (which were determined on the date hereof), as well as hypothetical values for the Settlement Rates (which will be determined on the Valuation Date) and consequently the Basket Return.  The Additional Amount (of 10.00% times the principal amount of the notes) payable on the Maturity Date (provided that the Basket Return is greater than zero on the Valuation Date) was set on the date hereof.

The Settlement Rate values for the Reference Currencies have been chosen arbitrarily for the purpose of these examples, are not associated with Lehman Brothers Research forecasts for any Reference Currency/USD exchange rates and should not be taken as indicative of the future performance of any Reference Currency/USD exchange rate.

Example 1: BRL, HUF, IDR, INR, MXN and TRY each appreciate relative to their Initial Reference Currency Rates, resulting in a Basket Return of 0.1316.  The Additional Amount is therefore equal to 10.00%, and the Redemption Amount is equal to 110.00%, times the principal amount of the notes.

Because the Basket Return is 0.1316, the Redemption Amount payable at maturity is equal to $1,100.00 per $1,000 note (reflecting an Additional Amount of $100 per note), calculated as follows:

Redemption Amount = $1,000 + ($1,000 * 10%) = $1,100.00

The table below illustrates how the Basket Return in the above example was calculated:

Basket Currency	Initial Reference Currency Rate	Weighting	Hypothetical Settlement Rate (on Valuation Date)	Weighted Currency Return
BRL	1.8409	16.67%	1.5563	0.0258
HUF	176.40	16.67%	149.30	0.0256
IDR	9140	16.67%	8597	0.0099
INR	39.75	16.67%	36.61	0.0132
MXN	10.9438	16.66%	9.2672	0.0255
TRY	1.2157	16.66%	0.9851	0.0316
Basket Return = Sum of Weighted Currency Returns =				0.1316

Example 2: BRL, HUF, IDR, INR, MXN and TRY each depreciate relative to their Initial Reference Currency Rates, resulting in a Basket Return of –0.0479.  The Additional Amount is therefore equal to 0.00%, and the Redemption Amount is equal to 100.00%, times the principal amount of the notes.

Because the Basket Return is –0.0479, the Redemption Amount payable at maturity is equal to $1,000.00 per $1,000 note (reflecting an Additional Amount of 0.00% per note).

The table below illustrates how the Basket Return in the above example was calculated:

Basket Currency	Initial Reference Currency Rate	Weighting	Hypothetical Settlement Rate (on Valuation Date)	Weighted Currency Return
BRL	1.8409	16.67%	1.9044	–0.0058
HUF	176.40	16.67%	186.73	–0.0098
IDR	9140	16.67%	9254	–0.0021
INR	39.75	16.67%	40.68	–0.0039
MXN	10.9438	16.66%	11.2973	–0.0054
TRY	1.2157	16.66%	1.3686	–0.0210
Basket Return = Sum of Weighted Currency Returns =				–0.0479

Example 3: BRL, HUF, IDR each depreciate relative to their Initial Reference Currency Rates while INR, TRY and MXN each appreciate relative to their Initial Reference Currency Rates, resulting in a Basket Return of 0.0268.  The Additional Amount is therefore equal to 10.00%, and the Redemption Amount is equal to 110.00%, times the principal amount of the notes.

Because the Basket Return is 0.0268, the Redemption Amount payable at maturity is equal to $1,100.00 per $1,000 note (reflecting an Additional Amount of $100 per note), calculated as follows.

The table below illustrates how the Basket Return in the above example was calculated:

Basket Currency	Initial Reference Currency Rate	Weighting	Hypothetical Settlement Rate (on Valuation Date)	Weighted Currency Return
BRL	1.8409	16.67%	1.8689	–0.0025
HUF	176.40	16.67%	193.68	–0.0163
IDR	9140	16.67%	9277	–0.0025
INR	39.75	16.67%	36.74	0.0126
MXN	10.9438	16.66%	9.9873	0.0146
TRY	1.2157	16.66%	1.0628	0.0210
Basket Return = Sum of Weighted Currency Returns =				0.0268

Example 4:  IDR and INR each appreciate relative to their Initial Reference Currency Rates while BRL, HUF, MXN and TRY each depreciate relative to their Initial Reference Currency Rates, resulting in a Basket Return of –0.0448.  The Additional Amount is therefore equal to 0.00%, and the Redemption Amount is equal to 100.00%, times the principal amount of the notes.

Because the Basket Return is –0.0448, the Redemption Amount payable at maturity is equal to $1,000.00 per $1,000 note (reflecting an Additional Amount of 0.00% per note), calculated as follows.

The table below illustrates how the Basket Return in the above example was calculated:

Basket Currency	Initial Reference Currency Rate	Weighting	Hypothetical Settlement Rate (on Valuation Date)	Weighted Currency Return
BRL	1.8409	16.67%	2.0802	–0.0217
HUF	176.40	16.67%	201.44	–0.0237
IDR	9140	16.67%	7814	0.0242
INR	39.75	16.67%	34.78	0.0208
MXN	10.9438	16.66%	12.8918	–0.0297
TRY	1.2157	16.66%	1.3239	–0.0148
Basket Return = Sum of Weighted Currency Returns =				–0.0448

HISTORICAL EXCHANGE RATES

General

The notes allow you to hold via a single basket a long position in the Brazilian Real (BRL), Hungarian Forint (HUF), Indian Rupee (INR), Indonesian Rupiah (IDR), Mexican Peso (MXN) and Turkish Lira (TRY), in each case relative to the U.S. dollar (USD).

Historical Data on the Reference Currencies

The following charts show the spot exchange rates for each Reference Currency at the end of each week in the period from the week ending September 19, 2004 through the week ending September 23, 2007 using historical data obtained from Reuters; neither we nor Lehman Brothers Inc. make any representation or warranty as to the accuracy or completeness of this data.  The spot exchange rates are expressed as the amount of U.S. dollars per Reference Currency to show the appreciation or depreciation, as the case may be, of the Reference Currency against the U.S. dollar. The spot exchange rates used to calculate the Basket Return are expressed as the amount of Reference Currency per U.S. dollar, which are the inverse of the spot exchange rates presented in the following charts.  The historical data on each Reference Currency is not necessarily indicative of the future performance of the Reference Currencies, the Basket Return or what the value of the notes may be. Fluctuations in exchange rates make it difficult to predict whether the Additional Amount will be payable at maturity, or what that Additional Amount, if any, may be.  Historical exchange rate fluctuations may be greater or lesser than those experienced by the holders of the notes.

Hypothetical Historical Basket Return

The following chart shows the hypothetical Basket Return at the end of each week in the period from the week ending September 19, 2004 through the week ending September 23, 2007 and the date hereof, based on the hypothetical composite performance of the Reference Currencies using data obtained from Reuters; neither we nor Lehman Brothers Inc. make any representation or warranty as to the accuracy or completeness of this data.  The Basket Return was indexed to a level of 0.0 based upon the Initial Reference Currency Rates determined on the date hereof.  The composite value of the Reference Currencies on any prior day was obtained by using the calculation of the Basket Return described above. Spot exchange rates used in this determination are expressed as the number of units of Reference Currency per U.S. dollar.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

We intend to treat the notes as contingent payment debt instruments, as described under “Supplemental United States Federal Income Tax Consequences—Contingent Payment Debt Instruments” in the MTN prospectus supplement.

SUPPLEMENTAL PLAN OF DISTRIBUTION

We have agreed to sell to Lehman Brothers Inc. (the “Agent”), and the Agent has agreed to purchase from us, the principal amount of the notes at the price specified on the cover of this pricing supplement. The Agent is committed to take and pay for all of the notes, if any are taken.

The Agent proposes to offer the notes initially at a public offering price equal to the public offering price on the cover of this pricing supplement and to certain dealers at a discount not to exceed 1.00%. After the initial public offering, the public offering price and the selling terms may from time to time be varied by the Agent.

It is expected that delivery of the notes will be made against payment therefor more than three business days following the date of this pricing supplement. Trades in the secondary market generally are required to settle in three business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the securities on any day prior to the third business day before the settlement date will be required to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement.

If the notes are sold in a market-making transaction after their initial sale, information about the purchase price and the date of the sale will be provided in a separate confirmation of sale.

U.S.$2,200,000

LEHMAN BROTHERS HOLDINGS INC.

MEDIUM-TERM NOTES, SERIES I

FX BASKET-LINKED NOTES
DUE OCTOBER 31, 2008

PRICING SUPPLEMENT
SEPTEMBER 27, 2007
(INCLUDING PROSPECTUS SUPPLEMENT
DATED MAY 30, 2006 AND

PROSPECTUS

DATED MAY 30, 2006)

LEHMAN BROTHERS